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                         EXHIBIT 99.2

               PORTIONS OF ANALYST PRESENTATION


1) Columbia expects to make a capital investment of approximately $12.6 million to construct and equip the 44 bank branch facilities to be completed in February 1998. Columbia expects to open 4 in-store branches by year-end 1996 and 3 per month thereafter.

2) Columbia expects to enter into individual licensing agreements with Pathmark Stores, Inc. for each branch facility for a term of 15 years with an initial lease term of 5 years with two automatic
5 year renewals thereafter.

3) Columbia expects that the cost to operate each in-store branch will be approximately $450,000 per year (including amortization of leasehold improvements).

4) Columbia expects break-even operations in each in-store branch to be achieved after approximately 12 months, and the pay-back period for its capital investment in each in-store branch to be achieved in approximately 18 to 24 months.

5) Columbia expects the in-store branches to be internally financed initially if it elects to shrink its asset base, and will keep its options open with respect to financing alternatives in future years.

6) Columbia expects deposit balances in the in-store branches to exceed $1 billion by year-end 1999.

7) The Registrant's management believes that the operation of in-store branches will have a nominal impact on the Registrant's earnings in 1996 and 1997 and is expected to be substantially accretive to earnings in the years thereafter.